Exhibit 18

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KPMG LLP

2500 Ruan Center

666 Grand Avenue

Des Moines, IA 50309

January 31, 2004

Casey’s General Store, Inc.

Ankeny, IA

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Casey’s General Stores, Inc. (the Company) for the three months and the nine months ended January 31, 2004, and have read the Company’s statements contained in Note 5 to the consolidated financial statements included therein. As stated in Note 5, the Company changed its method of accounting for valuing its gasoline inventory from the last-in, first-out (LIFO) method to valuing its gasoline inventory utilizing the first-in, first-out (FIFO) method, and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method better measures the current value of gasoline inventory, provides a more accurate reflection of the Company’s financial position, and more closely matches the actual costs and revenues associated with the sale of gasoline. In accordance with your request, we have reviewed and discussed with company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to April 30, 2003, nor have we audited the information set forth in the aforementioned Note 5 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

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